Exhibit 5.1

March 31, 2015

GasLog Partners LP
Gildo Pastor Center
7 Rue du Gabian
MC 98000
Monaco

Re:	GasLog Partners LP
Form S-8 Registration Statement

Ladies and Gentlemen:

We have acted as counsel to Gaslog Partners LP, a limited partnership organized under the laws of the Republic of the Marshall Islands (the “Partnership”) in connection with the registration of 241,447 common units (the “Units”), representing limited partner interests in the Partnership, pursuant to the Partnership’s registration statement on Form S-8 (such registration statement as amended or supplemented from time to time) (the “Registration Statement”) as filed with the U.S. Securities and Exchange Commission (the “Commission”) under the U.S. Securities Act of 1933, as amended (the “Securities Act”).  The Units will be offered and sold pursuant to the Partnership’s 2015 Long-Term Incentive Plan (as amended from time to time, the “Plan”).

We have examined originals or copies, certified or otherwise identified to our satisfaction, of:

(i)	the Registration Statement;

(ii)
the First Amended and Restated Agreement of Limited Partnership of the Partnership filed with the Commission on April 21, 2014  and Amendment No. 1 to First Amended and Restated Agreement of Limited Partnership filed with the Commission on October 30, 2014; and

(iii)
such other papers, documents, agreements, and records of the Partnership and GasLog Partners GP LLC, a Marshall Islands limited liability company and the general partner of the Partnership, and such other instruments, certificates and documents as we have deemed necessary or appropriate as a basis for the opinions hereinafter expressed.

In such examinations, we have assumed the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies or drafts of documents to be executed, the genuineness of all signatures and the legal competence or capacity of persons or entities to complete the execution of documents.  As to matters of fact material to this opinion that have not been independently established, we have relied upon representations, statements, and certificates of public officials, directors or officers of the Partnership and the General Partner, and others, in each case as we have deemed relevant and appropriate.  We have not independently verified the facts so relied on.

In rendering this opinion, we have also assumed that:

(i)	the issuance and sale of the Units will comply in all respects with the terms, conditions and restrictions set forth in the Plan;

(ii)	the Plan has been duly and validly authorized by the Partnership; and

(iii)	the Plan is valid and enforceable against the Partnership.

This opinion letter is limited to Marshall Islands Law as of the date hereof.

Based on the foregoing, and having regard to legal considerations which we deem relevant, and subject to the qualifications, limitations and assumptions set forth herein, we are of the opinion that under the laws of the Republic of the Marshall Islands, when the Units are issued and delivered against payment therefor in accordance with the terms of the Plan and the Registration Statement, the Units will be validly issued, fully paid and nonassessable.  Our opinion is as of the date hereof and we have no responsibility to update this opinion for events and circumstances occurring after the date hereof or as to facts relating to prior events that are subsequently brought to our attention.  We disavow any undertaking to advise you of any changes in law.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.  In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations of the Commission promulgated thereunder with respect to any part of the Registration Statement.

Very truly yours,

By:	/s/ COZEN O’CONNOR